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                                                                      EXHIBIT 99

          HARRIS CORPORATION TO SELL ALL OF ITS SEMICONDUCTOR BUSINESS
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         MELBOURNE, FL/NEW YORK, NY, June 2, 1999 - Harris Corporation, which is repositioning itself to focus exclusively on the worldwide communications equipment market, today announced it is selling all of its semiconductor business. The company previously announced its intention to sell the power portion of its semiconductor business.

         "Selling the whole semiconductor business and allowing it to operate as one company gives it both the size and flexibility it needs to address this dynamic industry. This will provide the best growth opportunity for the business and for its employees," said Phillip W. Farmer, chairman and CEO of Harris.

         Harris has reached an agreement to sell its semiconductor business to a subsidiary of Sterling Holding Company LLC, a Citicorp Venture Capital, Ltd. investment portfolio company. Other investors will include certain individuals, and affiliates of Credit Suisse First Boston Corporation. Harris will retain a 10 percent ownership position in the business.

         Under the terms of the transaction, Harris will receive about $700 million in cash, notes, retained receivables, and contingency payments, in addition to the equity in the business. The transaction does not include Harris' suppression business or photomask operations, which will be sold separately. The company plans to use the proceeds from the divestiture to reduce indebtedness at Harris and for other general corporate purposes. The transaction, which is expected to be completed in the next two months, is subject to financing, and regulatory and certain other approvals.

         Sales of the semiconductor business being sold were $530 million during the latest 12 months. The business manufactures discrete semiconductors and integrated circuits primarily for the power, space, defense, and communications markets. It employs more than 6,200 people and includes the world's only 8-inch wafer power fabrication facility, in Mountaintop, Pa., other fabrication and assembly operations in Florida and Ohio; along with a major test-and-assembly facility in Kuala Lumpur, Malaysia. The business has a rich intellectual property heritage from Harris, GE Solid State and RCA.


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         The semiconductor business will be operated as an independent company led by Gregory L. Williams, current president of Harris Semiconductor Sector. The buyer intends to offer positions to all Harris semiconductor employees related to the business.

         Divesting the semiconductor business is part of Harris' overall repositioning effort to operate as one company, providing communications infrastructure for voice, data and video. As part of the repositioning, Harris is in the process of eliminating the company's sector organization level and streamlining its remaining overhead structure. In a separate action announced earlier, the company expects to complete the spin-off of its Lanier Worldwide office products business within the next few months.

         Upon completion of these actions, Harris will be a more integrated organization operating through five divisions, with about 11,000 employees and sales and service facilities in nearly 90 countries. As a company focused on communications, Harris will provide equipment, systems and support services -- concentrating on the wireless, broadcast, government systems and network support markets.

         In the wireless market, Harris supplies a wide range of digital microwave radios, wireless local loop telephony systems, and secure radios. In the broadcast arena, Harris provides advanced digital and analog transmission systems, and mobile studio systems for television and radio stations. In the government communications market, Harris' airborne, spaceborne, and ground-based communications and information systems are used extensively by the U.S. government. In the network support market, Harris provides a family of line test systems, craft tool and test sets, network management systems, and network and PBX switches and enhanced services platforms.

         Harris plans to add to its current line of systems and services in such areas as IP-based broadband wireless access systems, point-to-point microwave products, video compression products, expanded network management and testing applications, commercial space communications systems and other natural product line extensions.



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         This press release contains forward-looking statements made in reliance upon the Safe Harbor Provisions of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect management's current assumptions and estimates of future performance and economic conditions. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about the expected date of completion for the transaction and the impact of the transaction on Harris are forward looking and involve risks and uncertainties. In addition, the company's consolidated results and the forward-looking statements could be affected by, among other things, general economic conditions in the markets in which the company operates; economic developments that have a particularly adverse effect on one or more of the markets served by the company; the ability to execute management's repositioning as a pure communications equipment company (including management's plan to modify its internal structure and divest non-core businesses); stability of key markets for communications products, particularly Asia and Brazil; fluctuation in foreign currency exchange rates and the effectiveness of the company's currency hedging program; worldwide demand and product pricing for integrated semiconductor circuits; reductions in the U.S.
and worldwide defense and space budgets; effect of continuing consolidation in the U.S. defense industry on the company's direct and indirect business with the U.S. government; the company's ability to receive contract awards; continued development and market acceptance of new products, especially digital television broadcast products; continued success of the company's patent licensing programs; the ability of Harris, its customers, and suppliers to become Year
2000 compliant; and the successful resolution of patent infringement and other general litigation. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


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MEDIA INQUIRIES: Jim Burke at 407-727-9126 jburke@harris.com.

INVESTOR RELATIONS INQUIRIES: Pamela Padgett at 407-727-9383.